MEDIMMUNE TO PROMOTE DAVID MOTT TO CHIEF EXECUTIVE OFFICER; WAYNE HOCKMEYER TO
                        CONTINUE AS CHAIRMAN OF THE BOARD

Gaithersburg, MD, June 6, 2000 -- MedImmune, Inc. (Nasdaq: MEDI) announced today that, effective at year end, David M. Mott will succeed Wayne T. Hockmeyer, Ph.D. as Chief Executive Officer. Dr. Hockmeyer, who founded and has led MedImmune since its beginning in 1988, will remain as Chairman of the Board.

"David has contributed immensely to the growth and success of MedImmune over the past eight years and the time has come for him to step into the Chief Executive role," said Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. "I obviously also remain deeply committed to the future success of the company. I will remain as Chairman of the Board and will also continue to be responsible for a variety of activities including working with David on matters of strategic importance to the company."

Mr. Mott has served as Vice Chairman and Chief Financial Officer since 1998. Prior to that he served from 1995 - 1998 as President and Chief Operating Officer. He was elected to the Board of Directors in 1995. From 1994 - 1995, Mr. Mott acted as Executive Vice President and from 1992 - 1994 as Vice President. Dr. Hockmeyer added, "David and I share a common commitment to integrity, hard work and the desire to continue the successful growth of MedImmune in the future. Moreover, we have great enthusiasm for the biotechnology industry and the many life saving and important products being developed."

Mr. Melvin D. Booth, MedImmune's President and Chief Operating Officer, will continue in his current role. Dr. Hockmeyer said, "Mel has done a tremendous job since he joined us in October 1998, and I am pleased that Dave and Mel will be teaming up even further to assure continued excellence in all areas of the business."

"I have enjoyed being part of the tremendous success at MedImmune during the past eight years and am honored to have the opportunity to lead the future growth of the company as Chief Executive Officer," said Mr. Mott.

MedImmune, Inc. is a fully integrated biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in Frederick, Maryland and Nijmegen, the Netherlands, and an oncology subsidiary in West Conshohocken, Pennsylvania.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the company believes its operating results will reflect that seasonality for the foreseeable future. The company is also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereonto duly authorized.

                                 MEDIMMUNE, INC.
                                -----------------
                                  (Registrant)

June 6, 2000 By:

                           ---------------------------
                          David M. Mott, Vice Chairman
                           and Chief Financial Officer